Exhibit 23.7

CONSENT OF QUALIFIED PERSON

DANA J. ROGERS, P.E.
HC 64 Box 3012
Castle Valley, UT 84532
Email: djrogers229@yahoo.com

I consent to the inclusion in this Annual Report on Form 10-K of NovaGold Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study” effective September 12, 2011 (the “Technical Report”).

I also consent to the incorporation by reference in NovaGold Resources Inc.’s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083 and 333-171630) of the references to my name and the use of the Technical Report which are included in the Annual Report on Form 10-K.

Dated this 6th day of February, 2014.

By: /s/ Dana Rogers
Dana Rogers, P.E.